EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc. Jim O’Shea Chief Executive Officer 503-692-8001 ext. 4161	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT COMPLETES FINANCING AND SIGNS AGREEMENT

Company receives $3.0 million, converts bridge loan

and signs additional agreement with Merial

PORTLAND, OR, June 1, 2006 – Bioject Medical Technologies Inc. (Nasdaq:BJCT), a leading developer of needle-free drug delivery systems, today announced the completion of its $5.75 million financing with certain affiliates of Sanders Morris Harris (“SMH”) and shareholder approval of the equity conversion feature of its March 2006 term loan with Partners For Growth (“PFG”). The Company also entered into a development and supply agreement with Merial, Ltd. (“Merial”) for the Vitajet 3 needle-free device.

At the annual shareholder meeting, held May 24, 2006, the shareholders approved the issuance of approximately $4.5 million of Series E Preferred Stock to affiliates of SMH. Under the terms of the agreement with the SMH affiliates, upon shareholder approval and satisfaction of other closing conditions, the Company received proceeds of $3.0 million from the issuance of shares of Series E Preferred Stock at a price of $1.37 per share. In addition, $1.5 million of convertible notes issued to certain SMH affiliates in March 2006, plus accrued interest, converted into shares of Series E Preferred Stock, also at a price of $1.37 per share. The Series E Preferred Stock includes an 8% annual payment-in-kind dividend for 24 months following the closing of the Series E Preferred Stock sale.

The shareholders also approved the conversion feature included in the debt financing of $1.25 million entered into with Partners for Growth L.P. in March 2006. The debt is convertible by PFG at any time into Bioject’s common stock at a price of $1.37 per share.

In addition, the Company signed a development and supply agreement Merial, a world leading animal health company, for the delivery of one of their proprietary vaccines with a modified Vitajet 3 for use in the companion animal market.

“We are pleased with the overwhelming shareholder approval of these transactions. We are also pleased that we have entered into another agreement with Merial,” said Jim O’Shea, Chairman, President and CEO of Bioject. “We believe with the additional funds, the signing of the additional agreement with Merial and future anticipated agreements, we are positioned to continue to execute our strategy and achieve operating profitability within the next 15 to 18 months.”

About Bioject

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

About Merial

Merial is a world-leading, innovation-driven animal health company, providing a comprehensive range of products to enhance the health, well-being and performance of a wide range of animals. Merial employs approximately 5,000 people and operates in more than 150 countries worldwide. Its 2004 sales were in excess of $1.8 billion. Merial Limited is a joint venture between Merck & Co., Inc. and sanofi-aventis. For more information, visit www.merial.com.

This press release contains a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future commercial agreements and achieving operating profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the products will not be accepted by the market; uncertainties related to the time required for the Company to complete research and development and obtain necessary clinical data and government clearances; the risk that the Company may be unable to produce its products at a unit cost necessary for the products to be competitive in the market; the risk that the Company may be unable to comply with the extensive government regulations applicable to its business; the risk that the Company may not be able to enter into new development and licensing agreements with strategic partners; the risk that cost savings from the recent restructuring will not be as great as anticipated; and the risk that any additional capital that may be needed in the future will not be available in terms acceptable to the Company, if at all. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.